As filed with the Securities and Exchange Commission on November 27, 2023

Registration No. 333-273370

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SENESTECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	2879	20-2079805
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

23460 N 19th Ave., Suite 110

Phoenix, Arizona 85027

(928) 779-4143

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joel L. Fruendt

President and Chief Executive Officer

SenesTech, Inc.

23460 N 19th Ave., Suite 110

Phoenix, Arizona 85027

(928) 779-4143

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian H. Blaney, Esq. Katherine A. Beck, Esq. Stephanie T. Graffious, Esq. Greenberg Traurig, LLP 2375 E. Camelback Road, Suite 800 Phoenix, Arizona 85016 (602) 445-8000	Rick A. Werner, Esq. Jayun Koo, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 (212) 659-7300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On August 18, 2023, our stockholders approved a reverse stock split of our common stock, par value $0.001 per share, at a ratio of not less than 1-for-2 and not more than 1-for-12, with the actual ratio to be determined by our board of directors (the “2023 Reverse Split”). On November 7, 2023, our board of directors determined that the 2023 Reverse Split shall be completed as a 1-for-12 reverse stock split. Following such approval, we filed an amendment to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware to effect the 2023 Reverse Split, with an effective time of 4:01 p.m. Eastern Time on November 16, 2023. The number of authorized shares of our common stock remains unchanged at 100,000,000 shares after the 2023 Reverse Split. As a result of the 2023 Reverse Split, every 12 shares of our common stock, either issued or outstanding, immediately prior to the filing and effectiveness of our amendment to amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware, was automatically combined and converted (without any further act) into one share of fully paid and nonassessable share of common stock. No fractional shares were issued in connection with the 2023 Reverse Split. Each fractional share of common stock was either (i) rounded up to the nearest whole share of common stock, if such shares of common stock were held directly; or (ii) rounded down to the nearest whole share of common stock, if such shares were subject to an award granted under our 2018 Equity Incentive Plan, in order to comply with the requirements of Sections 409A and 424 of the Internal Revenue Code of 1986 (and no consideration paid therefor). The 2023 Reverse Split had the effect of reducing the aggregate number of outstanding shares of common stock from 5,899,060 shares on a pre-reverse split basis to a total of 492,293 shares outstanding on a post-reverse split basis and reducing the percentage of common stock held by our existing stockholders on a post-offering basis from 5.9% of our 100,000,000 authorized shares to 0.05% of our 100,000,000 authorized shares (assuming that none of the warrants to be issued in connection with this offering are exercised).

All financial information, share numbers, option numbers, warrant numbers, other derivative security numbers and exercise prices appearing in this registration statement have been adjusted to give effect to the 2023 Reverse Split. Documents incorporated by reference into this registration statement that were filed prior to November 16, 2023 do not give effect to the 2023 Reverse Split.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED NOVEMBER 27, 2023

SenesTech, Inc.

Up to 2,020,202 Shares of Common Stock and Accompanying Series D Warrants to Purchase up to 2,020,202 Shares of Common Stock and Series E Warrants to Purchase up to 2,020,202 Shares of Common Stock

Pre-Funded Warrants to Purchase up to 2,020,202 Shares of Common Stock and Accompanying Series D Warrants to Purchase up to 2,020,202 Shares of Common Stock and Series E Warrants to Purchase up to 2,020,202 Shares of Common Stock

Up to 2,020,202 Shares of Common Stock Underlying the Pre-Funded Warrants, up to 2,020,202 Shares of Common Stock Underlying the Series D Warrants and up to 2,020,202 Shares of Common Stock Underlying the Series E Warrants

Placement Agent Warrants to Purchase 151,515 Shares of Common Stock

Up to 151,515 Shares of Common Stock Underlying the Placement Agent Warrants

We are offering up to 2,020,202 shares of our common stock, par value $0.001 per share (“Common Stock”), together with Series D warrants (the “Series D Warrants”) to purchase up to 2,020,202 shares of our Common Stock and Series E warrants (the “Series E Warrants” and, together with the Series D Warrants, the “Series Warrants”) to purchase up to 2,020,202 shares of our Common Stock at an assumed combined public offering price of $2.97 per share of Common Stock and the accompanying Series D Warrant and Series E Warrant, which is equal to the last reported sale price per share of our Common Stock on the Nasdaq Capital Market (“Nasdaq”) on November 20, 2023, (and the shares of Common Stock that are issuable from time to time upon exercise of the Series Warrants) pursuant to this prospectus. Each share of Common Stock is being offered together with a Series D Warrant to purchase one share of Common Stock and a Series E Warrant to purchase one share of Common Stock. The shares of Common Stock and Series Warrants will be issued separately but must be purchased together. The Series Warrants have an exercise price of $[●] per share and will become exercisable on the effective date of stockholder approval for the issuance of the shares upon exercise of the Series Warrants (or, if permitted by the applicable rules and regulations of Nasdaq, upon payment by the holder of $0.125 per share in addition to the applicable exercise price). The Series D Warrants will expire five years from the date of issuance, and the Series E Warrants will expire 18 months from the date of issuance.

We are also offering to those purchasers, if any, whose purchase of our Common Stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing Common Stock, to purchase pre-funded warrants to purchase up to 2,020,202 shares of our Common Stock (the “Pre-Funded Warrants”). Each Pre-Funded Warrant is being issued together with the same Series Warrants described above being issued with each share of Common Stock. The purchase price of each Pre-Funded Warrant will equal the price per share at which shares of our Common Stock are being sold to the public in this offering, minus $0.0001, and the exercise price of each Pre-Funded Warrant will equal $0.0001 per share of Common Stock. Each Pre-Funded Warrant will be exercisable upon issuance and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The Pre-Funded Warrants and Series Warrants must be purchased together but are immediately separable and will be issued separately in this offering. For each Pre-Funded Warrant and accompanying Series Warrants purchased in this offering in lieu of Common Stock, we will reduce the number of shares of Common Stock being sold in the offering by one. Pursuant to this prospectus, we are also offering the shares of Common Stock issuable upon the exercise of the Series Warrants and the Pre-Funded Warrants. This prospectus also relates to the offering of 151,515 Placement Agent Warrants (as such term is defined below) and 151,515 shares of Common Stock issuable upon exercise of the Placement Agent Warrants.

Each Pre-Funded Warrant is exercisable for one share of our Common Stock (subject to adjustment as provided for therein), provided that the holder will be prohibited from exercising Pre-Funded Warrants for shares of our Common Stock if, as a result of such exercise, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our Common Stock then issued and outstanding. However, any holder may increase such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

We have engaged H.C. Wainwright & Co., LLC (the “Placement Agent”) to act as our exclusive placement agent in connection with the securities offered by this prospectus. The Placement Agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The Placement Agent is not purchasing or selling any of the securities we are offering, and the Placement Agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount. This offering will terminate on [●], 2023 unless the offering is fully subscribed before that date or we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. There will only be one closing in connection with this offering. The combined public offering price per share (or Pre-Funded Warrant) and Series Warrants will be fixed for the duration of this offering.

Our Common Stock is listed on Nasdaq under the symbol “SNES.” There is no established public trading market for the Pre-Funded Warrants or Series Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Pre-Funded Warrants or Series Warrants on any national securities exchange. Without an active trading market, the liquidity of the Series Warrants and the Pre-Funded Warrants will be limited.

Effective November 16, 2023, we amended our amended and restated certificate of incorporation to effect a 1-for-12 reverse split of our issued and outstanding shares of our Common Stock. All share and per share data in this prospectus gives effect to the reverse stock split. Documents incorporated by reference into this prospectus that were filed prior to November 16, 2023 do not give effect to the reverse stock split.

On November 20, 2023, the last reported sale price for our Common Stock on Nasdaq was $2.97 per share. The public offering price per share of Common Stock and/or any Pre-Funded Warrant, together with the Series Warrants that accompany Common Stock or a Pre-Funded Warrant, will be determined between us, the Placement Agent and the investors in this offering at the time of pricing and may be at a discount to the current market price. Therefore, the recent market price of $2.97 per share of Common Stock used throughout this prospectus as the assumed combined public offering price per share of Common Stock or Pre-Funded Warrant, as applicable, and accompanying Series Warrants may not be indicative of the actual combined public offering price per share for our Common Stock or Pre-Funded Warrant, as applicable, and the accompanying Series Warrants.

We have agreed to pay the Placement Agent the Placement Agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. We will bear all costs associated with this offering. See “Plan of Distribution” on page 20 of this prospectus for more information regarding these arrangements. There is no minimum number of shares of Common Stock or Pre-Funded Warrants or minimum aggregate amount of proceeds that is a condition for this offering to close. We may sell fewer than all of the shares of Common Stock and Pre-Funded Warrants (and accompanying Series Warrants) offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund if we do not sell all of the securities offered hereby. There is no minimum number of securities or amount of proceeds required as a condition of closing of this offering. In addition, since we will deliver the securities to be issued in this offering upon our receipt of investor funds, we have not established an escrow account, trust or similar arrangement in connection with this offering. Because there is no escrow account, trust or similar arrangement in connection with this offering and no minimum number of securities or amount of proceeds, investors could be in a position where they have invested in us, but we have not raised sufficient proceeds in this offering to adequately fund the intended uses of the proceeds as described in this prospectus. Further, any proceeds from the sale of securities offered by us will be available for our immediate use despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See the section entitled “Risk Factors” on page 6 for more information.

	Per Share and Series Warrants	Per Pre-Funded Warrant and Series Warrants	Total
Public offering price	$	$	$
Placement Agent fees(1)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

(1)	We have agreed to (i) pay the Placement Agent a cash fee equal to 7.5% of the aggregate gross proceeds raised in this offering, (ii) pay the Placement Agent a management fee equal to 1.0% of the aggregate gross proceeds raised in this offering, (iii) pay the Placement Agent for non-accountable expenses in an amount up to $40,000 or 3% of the aggregate gross proceeds of this offering, whichever is less, (iv) pay the Placement Agent for its reasonable and documented out-of-pocket expenses, including legal fees of up to $100,000, and (v) pay the Placement Agent for its closing costs, including clearing fees, in an amount of up to $15,950 in connection with this offering. In addition, we have agreed to issue to the Placement Agent or its designees as compensation in connection with this offering warrants (the “Placement Agent Warrants”) to purchase a number of shares of Common Stock equal to 7.5% of the shares of Common Stock sold in this offering (including the shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants), at an exercise price of $[●] per share, which represents 125% of the combined public offering price per share and accompanying Series Warrants. See “Plan of Distribution” for a description of the compensation to be received by the Placement Agent.

(2)	We estimate the total expenses of this offering payable by us, excluding the placement agent fees, will be approximately $195,000. Because there is no minimum number of securities or amount of proceeds required as a condition to closing in this offering, the actual public offering amount, Placement Agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. For more information, see “Plan of Distribution.”

This prospectus, including such information that is incorporated by reference, contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find Additional Information.”

Investing in our securities involves a high degree of risk. Please read “Risk Factors” beginning on page 6 of this prospectus as well as any other risk factors and other information contained in any other document that is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

Delivery of the Common Stock, Pre-Funded Warrants and the Series Warrants offered hereby is expected to be made on or about [●], 2023, subject to satisfaction of certain customary closing conditions.

H.C. Wainwright & Co.

The date of this prospectus is            , 2023

You should read this prospectus and the information incorporated by reference in this prospectus and any applicable prospectus supplement before making an investment in our securities. Please read “Where You Can Find Additional Information” for more information. We have not and the Placement Agent has not authorized anyone to provide you with any information or to make any representation, other than those contained in this prospectus and the documents incorporated by reference or any free writing prospectus we have prepared. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus or incorporated by reference in this prospectus is accurate only as of its date, or the date of the applicable document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our Common Stock and Series Warrants. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not done anything that would permit possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

i

about this prospectus

The registration statement of which this prospectus forms a part that we have filed with the Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” before making your investment decision.

You should rely only on the information provided in or incorporated by reference in this prospectus, in any prospectus supplement or in a related free writing prospectus, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement or any related free writing prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement or any related free writing prospectus. This prospectus and any accompanying prospectus supplement and any related free writing prospectus, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement and any related free writing prospectus, if any, constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement and any related free writing prospectus, if any, is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement and any related free writing prospectus is delivered or securities are sold on a later date.

We have not done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourself about and to observe any restrictions relating as to this offering and the distribution of this prospectus and any such free writing prospectus outside the United States.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find Additional Information” in this prospectus. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

Unless the context otherwise requires, references in this prospectus to “SenesTech,” “we,” “us,” “our” and “our company” refer to SenesTech, Inc., a Delaware corporation, and our subsidiaries. Our registered trademarks currently used in the United States include SenesTech, our logo, including “Sound science. Effective solutions.”, Contrapest, and Evolve. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

This prospectus contains and incorporates by reference market data and industry statistics and forecasts that are based on our own internal estimates as well as independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus or the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” in this prospectus, and under similar headings in the other documents that are incorporated herein by reference. Accordingly, investors should not place undue reliance on this information.

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FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). All statements other than statements of historical facts contained or incorporated herein by reference in this prospectus, including statements regarding our future operating results, future financial position, business strategy, objectives, goals, plans, prospects, markets, and plans and objectives for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “suggests,” “targets,” “contemplates,” “projects,” “predicts,” “may,” “might,” “plan,” “would,” “should,” “could,” “can,” “potential,” “continue,” “objective,” or the negative of those terms, or similar expressions intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words. Specific forward-looking statements in this prospectus include statements regarding:

●	our belief that ContraPest is unique in the pest control industry in attacking the reproductive systems of both male and female rats;

●	our belief that our field data shows ContraPest will result in a sustained reduction of the rat population;

●	our belief that ContraPest is the first and only fertility control product designed to be non-lethal that has been registered with the EPA for the management of rat populations;

●	our expectation to continue to pursue regulatory approvals and amendments to the existing U.S. registration for ContraPest and regulatory approvals for additional jurisdictions beyond the United States;

●	our expectation that we will continue to seek to comply with completion of testing and certifications required by the EPA and state registrations;

●	our belief that we will continue to research and develop enhancements to ContraPest that align with our target verticals and to develop other potential fertility control options for additional markets and species;

●	our expectation regarding the number of shares outstanding after this offering;

●	our expectation to continue to incur significant expenses and operating losses for the foreseeable future;

●	our intention to use the net proceeds of this offering for general corporate purposes, which may include research and development expenses, capital expenditures, working capital and general and administrative expenses, and potential acquisitions of or investments in businesses, products and technologies that complement our business, although we have no present commitments or agreements to make any such acquisitions or investments as of the date of this prospectus;

●	pending the intended uses described herein, our intention to invest the net proceeds of this offering in short-term, investment grade, interest-bearing securities; and

●	our belief that we do not anticipate paying any cash dividends to stockholders in the foreseeable future.

These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and situations that are difficult to predict and that may cause our own, or our industry’s, actual results to be materially different from the future results that are expressed or implied by these statements. Accordingly, actual results may differ materially from those anticipated or expressed in such statements as a result of a variety of factors, including those discussed in Item 1A-“Risk Factors” of Part I of our Annual Report on Form 10-K, for the year ended December 31, 2022, filed with the SEC on March 17, 2023, and those contained from time to time in our other filings with the SEC. A number of factors could cause our actual results to differ materially from those indicated by the forward-looking statements. Such factors include, among others, the following:

●	the successful commercialization of our products;

●	market acceptance of our products;

●	our financial performance, including our ability to fund operations;

●	our ability to regain and maintain compliance with Nasdaq’s continued listing requirements; and

●	regulatory approval and regulation of our products and other factors and risks identified from time to time in our filings with the SEC, including this prospectus.

All forward-looking statements included herein are based on information available to us as of the date hereof and speak only as of such date. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. The forward-looking statements contained in or incorporated by reference into this prospectus reflect our views as of the date of this prospectus about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results, performance or achievements to differ significantly from those expressed or implied in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, performance or achievements.

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PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the SEC, as described later in the prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus, including the information incorporated by reference in this prospectus. You should read the entire prospectus and the information incorporated by reference herein carefully, including the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited financial statements and the related notes, which are incorporated herein by reference from our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 17, 2023, and our unaudited financial statements and the related notes, which are incorporated herein by reference from our Quarterly Report on Form 10-Q for the three month period ended March 31, 2023, filed with the SEC on May 11, 2023, our Quarterly Report on Form 10-Q for the three and six month periods ended June 30, 2023, filed with the SEC on August 11, 2023, and our Quarterly Report on Form 10-Q for the three and nine month periods ended September 30, 2023, filed with the SEC on November 9, 2023. Please read “Where You Can Find Additional Information” on page 23 of this prospectus.

Our Company

Overview

We have developed and are commercializing a global, proprietary technology for managing animal pest populations, initially rat populations, through fertility control. Although there are myriad tools available to control rat populations, most rely on some form of lethal method to achieve effectiveness. Each of these solutions is inherently limited by rat species’ resilience and survival mechanisms as well as their extraordinary rate of reproduction. ContraPest®, our initial product, is unique in the pest control industry in affecting the reproductive systems of both male and female rats, which our field data shows will result in a sustained reduction of the rat population.

Rats have plagued humanity throughout history. They pose significant threats to the health and food security of many communities. In addition, rodents cause significant product loss and damage through consumption and contamination. Rats also cause significant damage to critical infrastructure by burrowing beneath foundations and gnawing on electrical wiring, insulation, fire proofing systems, electronics and computer equipment.

The most prevalent solution to rat infestations is the use of increasingly powerful rodenticides. Although these solutions provide short term results, there are growing concerns about secondary exposure and bioaccumulation of rodenticides in the environment, about the development of resistance over time, as well as concerns about rodenticides that have no antidotes. The pest management industry and pest management professionals (“PMPs”) are being asked by their customers and their communities for new solutions that are both effective and less toxic. Our goal is to provide customers with not only a highly effective solution to combat their most difficult rat problems, but also offer a non-lethal option to serve customers that are looking to decrease or remove the amount of rodenticide used in their pest control programs.

ContraPest is a liquid bait containing the active ingredients 4-vinylcyclohexene diepoxide (“VCD”) and triptolide, a botanically derived compound. ContraPest limits reproduction of male and female rats beginning with the first breeding cycle following consumption. ContraPest is currently being marketed for use in controlling Norway and roof rat populations.

We began the registration process with the United States Environmental Protection Agency (the “EPA”) for ContraPest on August 23, 2015. On August 2, 2016, the EPA granted an unconditional registration for ContraPest as a Restricted Use Product (“RUP”), due to the need for applicator expertise for deployment. On October 18, 2018, the EPA approved the removal of the RUP designation. In addition to the EPA registration of ContraPest in the United States, ContraPest must obtain registration from the various state regulatory agencies prior to selling in each state. We have received registration for ContraPest in all 50 states and the District of Columbia, 49 of which have approved the removal of the RUP designation.

We believe ContraPest is the first and only fertility control product designed to be non-lethal that has been registered with the EPA for the management of rat populations. In case studies, the addition of ContraPest to an integrated pest management system has improved the efficacy of the program up to 90% or more. ContraPest is marketed to PMPs for incorporation into their services, as well as to end users who wish to perform their own pest management. We have established a field sales force of six individuals who are arranged geographically as well as an e-commerce platform for direct sales to consumers.

In the first quarter of 2022, we received approval for and began marketing an additional dispenser format for ContraPest, the Elevate® Bait System with ContraPest. This system provides an additional delivery method particularly appropriate for roof rat populations or any rat infestations that manifest above ground.

We expect to continue to pursue regulatory approvals and amendments to the existing U.S. registration for ContraPest and regulatory approvals for additional jurisdictions beyond the United States. On April 1, 2023 and May 18, 2023, we signed distribution agreements for the commercialization of ContraPest in the Maldives and South Africa. In certain cases, our EPA and state registrations require completion of testing and certifications even though we have received approval for the product or its labelling. We continue to seek to comply with these requirements.

We also continue to research and develop enhancements to ContraPest that align with our target verticals and to develop other potential fertility control options for additional markets and species. In November 2023, we launched our latest product, Evolve™, a soft bait containing the active ingredient cottonseed oil. Evolve limits reproduction of male and female rats after one to two breeding cycles following consumption. Evolve is being developed and marketed for use in controlling rat populations as a minimum risk pesticide under Section 25(b) of the U.S. Environmental Protection Agency Federal Insecticide, Fungicide, and Rodenticide Act. We must obtain registration from the various state regulatory agencies that do not accept the federal exemption. To date, we are authorized to sell Evolve in 15 states.

Our intellectual property portfolio supporting ContraPest consists of nine international patent filings (in the United States, Europe, Canada, Brazil, Russia, Japan, Mexico, South Korea and Australia) addressing the ContraPest compound. Claims directed toward the compound include composition-of-matter involving a diterpenoid epoxide or salts thereof in combination with an organic diepoxide and use claims for inducing follicle depletion and for reducing the reproductive capability of a mammalian animal or non-human mammalian population. Issued claims will have a patent term extending to 2033 or longer based on patent term determinations in each of the filing countries. The novelty of ContraPest extends to its method of field distribution and has required innovation to perfect the dosing of our product to rodents. We recently filed and received approval for a U.S. patent application covering our liquid delivery system, which is used in our EVO bait station. The patent will expire in 2038. We also recently filed a U.S. patent application covering our new soft bait product, Evolve.

For a complete description of our business, financial condition, results of operations and other important information, please read our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2022; our Quarterly Reports on Form 10-Q for the periods ended March 31, 2023, June 30, 2023, and September 30, 2023; and our Current Reports on Form 8-K. For instructions on how to find copies of these documents, please read “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

August 2023 Warrant Exercise and Issuance

On August 21, 2023, we entered into an inducement offer letter agreement (the “Inducement Letter”) with a certain holder (the “Holder”) of certain of our existing warrants to purchase up to (i) 6,453 shares of our common stock issued on October 26, 2020 and subsequently amended on November 16, 2022, at an exercise price of $37.98 per share, as amended (the “October 2020 Warrants”), and (ii) 238,095 shares of common stock issued on November 18, 2022, at an exercise price of $37.98 per share (the “November 2022 Warrants” and together with the October 2020 Warrants, the “Existing Warrants). Pursuant to the Inducement Letter, the Holder agreed to exercise for cash its Existing Warrants to purchase an aggregate of 244,548 shares of our common stock at a reduced exercise price of $8.6424 per share in consideration of our agreement to issue new common stock purchase warrants (the “New Warrants”), as described below, to purchase up to an aggregate of 489,097 shares of our common stock (the “New Warrant Shares”).

Our aggregate gross proceeds from the exercise of the Existing Warrants by the Holder were approximately $2.1 million, before deducting placement agent fees and other offering expenses payable by us. The transactions contemplated pursuant to the Inducement Letter closed on August 24, 2023. We used the net proceeds from the transaction for general corporate purposes.

In connection with the transaction, we also issued to H.C. Wainwright & Co, LLC, as the exclusive placement agent in connection with the transaction, or to its designees, as part of the placement agent’s compensation, warrants to purchase up to 12,229 shares of common stock, which have the same terms as the New Warrants except the placement agent warrants have an exercise price equal to $10.8036 per share.

Nasdaq Listing

Minimum Public Float Requirement

On November 20, 2023, we received a letter from the listing qualifications staff (the “Staff”) of Nasdaq providing notification that we no longer meet the minimum of 500,000 publicly held shares requirement pursuant to Nasdaq Listing Rule 5550(a)(4). In accordance with Nasdaq rules, we have until January 4, 2024 to provide the Staff with a specific plan to achieve and sustain compliance with all listing requirements of Nasdaq, including the time frame for completion of this plan. After reviewing our plan, Nasdaq will provide written notice of their decision. If Nasdaq does not accept our plan, we will have the opportunity to appeal their decision to a hearings panel.

Minimum Bid Price Requirement

As previously disclosed, on August 25, 2023, we received a letter from the Staff of Nasdaq providing notification that the bid price for our Common Stock had closed below $1.00 per share for the previous 30 consecutive business days and our Common Stock no longer met the minimum bid price requirement for continued listing under Nasdaq Listing Rule 5550(a)(2). We were provided a period of 180 calendar days, or until February 21, 2024, in which to regain compliance with Nasdaq Listing Rule 5550(a)(2). To regain compliance, the closing bid price of our Common Stock must be $1.00 per share or more for a minimum of 10 consecutive business days at any time before February 21, 2024.

If we do not regain compliance with Nasdaq Listing Rule 5550(a)(2) by February 21, 2024, we may be eligible for an additional 180 calendar day compliance period. To qualify, we would need to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the minimum bid price requirement, and would need to provide written notice of our intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. However, if it appears to the Staff that we will not be able to cure the deficiency, or if we are otherwise not eligible, Nasdaq would notify us that our securities would be subject to delisting. In the event of such notification, we may appeal the Staff’s determination to delist our securities, but there can be no assurance the Staff would grant our request for continued listing.

2023 Reverse Stock Split

On August 18, 2023, our stockholders approved a reverse stock split of our Common Stock at a ratio of not less than 1-for-2 and not more than 1-for-12, with the actual ratio to be determined by our board of directors (the “2023 Reverse Split”). On November 7, 2023, the Reverse Split Committee of our board of directors approved a final split ratio of 1-for-12. Following such approval, we filed an amendment to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware to effect the 2023 Reverse Split, with an effective time of 4:01 p.m., Eastern Time on November 16, 2023. The 2023 Reverse Split had the effect of reducing the aggregate number of our outstanding shares of common stock from 5,899,060 shares on a pre-reverse split basis to a total of 492,293 shares outstanding on a post-reverse split basis. The number of authorized shares of our Common Stock will remain unchanged at 100,000,000 shares after the 2023 Reverse Split. For more information, see “Selected Financial Data.”

Unless otherwise noted, the financial information, share numbers, option numbers, warrant numbers, other derivative security numbers and exercise prices appearing in this prospectus, including those as of dates prior to the completion of the 2023 Reverse Split, have been adjusted to give effect to the 2023 Reverse Split. Documents incorporated by reference into the registration statement of which this prospectus forms a part that were filed prior to November 16, 2023 do not give effect to the 2023 Reverse Split.

Corporate and Other Information

We were incorporated in Nevada in July 2004 and reincorporated in Delaware in November 2015. Our principal executive offices are located at 23460 N 19th Ave., Suite 110, Phoenix, AZ 85027, and our telephone number is (928) 779-4143. Our corporate website address is www.senestech.com. The information contained on or accessible through our website is not a part of this prospectus and should not be relied upon in connection with making an investment decision.

SUMMARY OF THE OFFERING

Common Stock to be Offered	Up to 2,020,202 shares of Common Stock on a “best efforts” basis.

Description of Series Warrants	We are issuing to purchasers of shares of our Common Stock and/or our Pre-Funded Warrants in this offering a Series D Warrant to purchase up to one share of our Common Stock and a Series E Warrant to purchase up to one share of our Common Stock for each share and/or Pre-Funded Warrant purchased in this offering for a combined public offering price of $[●] per share and accompanying Series Warrants (less $0.0001 per Pre-Funded Warrant). The Series D Warrants and the Series E Warrants are referred to herein together as the “Series Warrants.” Because a Series D Warrant and a Series E Warrant, each to purchase share(s) of our Common Stock, are being sold together in this offering with each share of Common Stock and, in the alternative, each Pre-Funded Warrant to purchase one share of Common Stock, the number of Series Warrants sold in this offering will not change as a result of a change in the mix of the shares of our Common Stock and Pre-Funded Warrants sold. The Series Warrants have an exercise price of $[●] per share and will become exercisable on the effective date of stockholder approval for the issuance of the shares upon exercise of the Series Warrants (or, if permitted by the applicable rules and regulations of Nasdaq, upon payment by the holder of $0.125 per share in addition to the applicable exercise price). The Series D Warrants will expire five years from the date of issuance, and the Series E Warrants will expire 18 months from the date of issuance. The shares of Common Stock and Pre-Funded Warrants, and the accompanying Series Warrants, as the case may be, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. See “Description of Securities We Are Offering — Series Warrants.” This prospectus also relates to the offering of the shares of Common Stock issuable upon exercise of the Series Warrants and the Placement Agent Warrants.

Description of Pre-Funded Warrants	We are also offering to each purchaser whose purchase of shares of Common Stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, Pre-Funded Warrants to purchase up to 2,020,202 shares of our Common Stock, in lieu of shares of Common Stock that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding Common Stock. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one share of our Common Stock. The purchase price of each Pre-Funded Warrant will equal the price per share at which the shares of Common Stock are being sold to the public in this offering, minus $0.0001, and the exercise price of each Pre-Funded Warrant will be $0.0001 per share. This offering also relates to the shares of Common Stock issuable upon exercise of any Pre-Funded Warrants sold in this offering. For each Pre-Funded Warrant we sell, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis.

Common Stock Outstanding Prior to This Offering	492,293 shares.

Common Stock to be Outstanding After This Offering	2,512,495 shares (assuming no sale of any Pre-Funded Warrants and assuming none of the Series Warrants issued in this offering or Placement Agent Warrants issued to the Placement Agent or its designees as compensation in connection with this offering are exercised).

Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately $5.1 million, after deducting the Placement Agent fees and estimated offering expenses payable by us and assuming no exercise of the Series Warrants. We intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include research and development expenses, capital expenditures, working capital and general and administrative expenses, and potential acquisitions of or investments in businesses, products and technologies that complement our business, although we have no present commitments or agreements to make any such acquisitions or investments as of the date of this prospectus. Pending these uses, we intend to invest the funds in short-term, investment grade, interest-bearing securities. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us. See “Use of Proceeds.”

Risk Factors	You should carefully read and consider the information set forth under “Risk Factors” in this prospectus on page 6 and under similar headings in the documents incorporated by reference herein before deciding to invest in our securities.

Lock-Up Agreements	We and all of our executive officers and directors will enter into lock-up agreements with the Placement Agent. Under these agreements, we and each of these persons may not, without the prior written approval of the Placement Agent, offer, sell, contract to sell or otherwise dispose of or hedge Common Stock or securities convertible into or exchangeable for Common Stock, subject to certain exceptions. The restrictions contained in these agreements will be in effect for a period of 90 days after the date of the closing of this offering. For more information, see “Plan of Distribution.”

Market for Common Stock	Our Common Stock is listed on Nasdaq under the symbol “SNES.”

Listing of Series Warrants	We do not intend to list the Pre-Funded Warrants or the Series Warrants on any securities exchange or nationally recognized trading system, including on Nasdaq. Without a trading market, the liquidity of the Pre-Funded Warrants and the Series Warrants will be extremely limited.

The discussion above is based on 492,293 shares of our Common Stock outstanding as of November 20, 2023, which excludes the following as of such date:

●	37,357 shares of Common Stock issuable upon the exercise of outstanding options with a weighted average exercise price of $122.51 per share;

●	596,508 shares of Common Stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $22.69 per share;

●	41,392 shares of Common Stock available for grant under our 2018 Equity Incentive Plan;

●	4,040,404 shares of our Common Stock issuable upon the exercise of Series Warrants to be issued in this offering; and

●	151,515 shares of Common Stock issuable upon the exercise of the Placement Agent Warrants to be issued to the Placement Agent or its designees as compensation in connection with this offering and pursuant to this prospectus.

The discussion above assumes no sale of Pre-Funded Warrants, which, if sold, would reduce the number of shares of Common Stock that we are offering on a one-for-one basis.

RISK FACTORS

Investing in our securities, including our Common Stock, our Pre-Funded Warrants and our Series Warrants, involves a number of risks. You should not invest unless you are able to bear the complete loss of your investment. You should carefully consider the risks described below and discussed under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated herein by reference, together with other information in this prospectus and the information and documents incorporated by reference in this prospectus, including our future reports on Form 10-K, Form 10-Q and Form 8-K. The risks and uncertainties we have described below and under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K incorporated herein by reference are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our Common Stock could decline and investors could lose all or a part of the money paid to buy our securities. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of these and other factors.

See also the statements contained under the heading “Forward-Looking Statements.”

Risks Related to the 2023 Reverse Split and our Common Stock

If we are unable to continue as a going concern, our securities will have little or no value.

We have incurred operating losses since our inception, and we expect to continue to incur significant expenses and operating losses for the foreseeable future. Based upon our current operating plan, we expect that cash and cash equivalents at September 30, 2023, in combination with anticipated revenue and any additional sales of our equity securities, will be sufficient to fund our current operations for at least the next three months. Our financial statements as of December 31, 2022 and 2021 have been prepared under the assumption that we will continue as a going concern. Our independent registered public accounting firm included in its opinion for the years ended December 31, 2022, and 2021 an explanatory paragraph referring to our net loss from operations and net capital deficiency and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. If we encounter continued issues or delays in the commercialization of our fertility control products or greater than anticipated expenses, our prior losses and expected future losses could have an adverse effect on our financial condition and negatively impact our ability to fund continued operations, obtain additional financing in the future and continue as a going concern. There are no assurances that such financing, if necessary, will be available to us at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are unable to generate additional funds in the future through financings, sales of our products, licensing fees, royalty payments or from other sources or transactions, we will exhaust our resources and will be unable to continue operations. If we cannot continue as a going concern, our stockholders would likely lose most or all of their investment in us.

We may not be able to comply with all applicable listing requirements or standards of the Nasdaq Capital Market, and Nasdaq could delist our Common Stock.

Our Common Stock is listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards. Previously, on September 26, 2018, March 20, 2019, February 20, 2020, March 2, 2022, and, most recently, on August 25, 2023, we received a letter from the listing qualifications staff of Nasdaq providing notification that the bid price for our Common Stock had closed below $1.00 per share for the previous 30 consecutive business days and our Common Stock no longer met the minimum bid price requirement for continued listing under Nasdaq Listing Rule 5550(a)(2). In each case, in accordance with Nasdaq Listing Rule 5810(c)(3) (A), we had an initial period of 180 calendar days to regain compliance. To regain compliance, the closing bid price of our Common Stock had to be $1.00 per share or more for a minimum of 10 consecutive business days at any time before the expiration of the initial compliance period.

In the event that we are unable to regain compliance with Rule 5550(a)(2) during the initial compliance period, Nasdaq rules provide that we may be eligible for an additional 180 calendar day compliance period. To qualify, we need to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq, with the exception of the minimum bid price requirement, and to provide written notice of our intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. On August 18, 2023, our stockholders approved a reverse stock split of our Common Stock at a ratio of not less than 1-for-2 and not more than 1-for-12, with the actual ratio to be determined by our board of directors. On November 7, 2023, the Reverse Split Committee of our board of directors approved a final split ratio of 1-for-12. Following such approval, we filed an amendment to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware to effect the reverse stock split, with an effective time of 4:01 p.m., Eastern Time on November 16, 2023. However, even if a stock split has a positive effect on the market price for the common stock immediately following a reverse stock split, performance of our business and financial results, general economic conditions and the market perception of our business, and other adverse factors which may not be in our control, could lead to a decrease in the price of our common stock following the reverse stock split.

In addition, on November 20, 2023, we received a letter from the Staff of Nasdaq providing notification that we no longer meet the minimum of 500,000 publicly held shares requirement pursuant to Nasdaq Listing Rule 5550(a)(4). In accordance with Nasdaq rules, we have until January 4, 2024 to provide the Staff with a specific plan to achieve and sustain compliance with all listing requirements of Nasdaq, including the time frame for completion of this plan. After reviewing our plan, Nasdaq will provide written notice of their decision. If Nasdaq does not accept our plan, we will have the opportunity to appeal their decision to a hearings panel.

In the event that we are unable to establish compliance, or again become non-compliant, with Rule 5550(a)(2) and/or Rule 5550(a)(4) and cannot re-establish compliance within the required timeframes, our Common Stock could be delisted from Nasdaq, which could have a material adverse effect on our financial condition and which would cause the value of our Common Stock to decline. If our Common Stock is not eligible for listing or quotation on another market or exchange, trading of our Common Stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Open Market operated by the OTC Markets Group, Inc. In such event, it would become more difficult to dispose of, or obtain accurate price quotations for, our Common Stock, and there would likely be a reduction in our coverage by security analysts and the news media, which could cause the price of our Common Stock to decline further. In addition, it may be difficult for us to raise additional capital if we are not listed on a national securities exchange.

Our reverse stock splits may decrease the liquidity of the shares of our Common Stock.

On August 18, 2023, our stockholders approved a reverse stock split of our Common Stock at a ratio of not less than 1-for-2 and not more than 1-for-12, with the actual ratio to be determined by our board of directors. On November 7, 2023, the Reverse Split Committee of our board of directors approved a final split ratio of 1-for-12 to regain compliance with the Nasdaq minimum bid price requirement. The liquidity of the shares of our Common Stock may be affected adversely by the reverse stock splits given the reduced number of shares that are outstanding following the reverse stock splits. In addition, the reverse stock splits increase the number of stockholders who own odd lots (less than 100 shares) of our Common Stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following a reverse stock split, the resulting market price of our Common Stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our Common Stock may not improve.

Although we believe that a higher market price of our Common Stock may help generate greater or broader investor interest, there can be no assurance that a reverse stock split, including the 2023 Reverse Split, will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our Common Stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our Common Stock may not necessarily improve. The primary intent for the 2023 Reverse Split was that the anticipated increase in the price of our Common Stock immediately following and resulting from a reverse stock split due to the reduction in the number of issued and outstanding shares of Common Stock would help us meet the minimum bid price requirement pursuant to Nasdaq Listing Rules. It cannot be assured that a reverse stock split, including the 2023 Reverse Split, will result in any sustained proportionate increase in the market price of our Common Stock, which is dependent upon many factors, including our business and financial performance, general market conditions, and prospects for future success, which are unrelated to the number of shares of our Common Stock outstanding. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split.

Our share price is volatile, which could subject us to securities class action litigation, and your investment in our securities could decline in value.

Our stock could be subject to wide fluctuation in response to many risk factors listed in this section, and others beyond our control, including the following:

●	market acceptance and commercialization of our products;

●	our being able to timely demonstrate achievement of milestones, including those related to revenue generation, cost control, cost effective source supply and regulatory approvals;

●	our ability to regain compliance with Nasdaq’s Listing Rules and remain listed on Nasdaq;

●	results and timing of our submissions with the regulatory authorities;

●	failure or discontinuation of any of our development programs;

●	regulatory developments or enforcements in the United States and non-U.S. countries with respect to our products or our competitors’ products;

●	failure to achieve pricing acceptable to the market;

●	regulatory actions with respect to our products or our competitors’ products;

●	actual or anticipated fluctuations in our financial condition and operating results or our continuing to sustain operating losses;

●	competition from existing products or new products that may emerge;

●	announcements by us or our competitors of significant acquisitions, strategic arrangements, joint ventures, collaborations or capital commitments;

●	issuance of new or updated research or reports by securities analysts;

●	announcement or expectation of additional financing efforts, particularly if our cash available for operations significantly decreases or if the financing efforts result in a price adjustment to certain outstanding warrants;

●	fluctuations in the valuation of companies perceived by investors to be comparable to us;

●	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

●	disputes or other developments related to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

●	entry by us into any material litigation or other proceedings;

●	sales of our Common Stock by us, our insiders or our other stockholders;

●	exercise of outstanding warrants;

●	market conditions for equity securities; and

●	general economic and market conditions unrelated to our performance.

Furthermore, the capital markets can experience extreme price and volume fluctuations that may affect the market prices of equity securities of many companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of shares of our Common Stock. In addition, such fluctuations could subject us to securities class action litigation, which could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business. You may not realize any return on your investment in us and may lose some or all of your investment.

Risks Related to this Offering

Management will have broad discretion as to the use of proceeds from this offering and we may use the net proceeds in ways with which you may disagree.

We intend to use the net proceeds of this offering for general corporate purposes, which may include research and development expenses, capital expenditures, working capital and general and administrative expenses, and potential acquisitions of or investments in businesses, products and technologies that complement our business, although we have no present commitments or agreements to make any such acquisitions or investments as of the date of this prospectus. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Common Stock. Accordingly, you will be relying on the judgment of our management on the use of net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our Common Stock to decline.

Pending these uses, we intend to invest the funds in short-term, investment grade, interest-bearing securities. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us.

The public offering price will be set by our board of directors and does not necessarily indicate the actual or market value of our Common Stock.

Our board of directors will approve the public offering price and other terms of this offering after considering, among other things: the number of shares authorized in our amended and restated certificate of incorporation; the current market price of our Common Stock; trading prices of our Common Stock over time; the volatility of our Common Stock; our current financial condition and the prospects for our future cash flows; the availability of and likely cost of capital of other potential sources of capital; the characteristics of interested investors and market and economic conditions at the time of the offering. The offering price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. The public offering price may not be indicative of the fair value of the Common Stock.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement, including the following: (i) timely delivery of shares; (ii) agreement to not enter into variable rate financings for one year from closing, subject to certain exceptions; (iii) agreement to not enter into any financings for 90 days from closing; and (iv) indemnification for breach of contract.

You may experience future dilution as a result of future equity offerings and other issuances of our shares of Common Stock and other securities. In addition, this offering and future equity offerings and other issuances of our shares of Common Stock or other securities may adversely affect our shares of Common Stock.

In order to raise additional capital, we may in the future offer additional shares of Common Stock or other securities convertible into or exchangeable for shares of Common Stock at prices that may be higher or lower than the price per share in this offering. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to our existing stockholders.

Additionally, we are generally not restricted from issuing additional securities, including shares of our Common Stock, securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our Common Stock or substantially similar securities. The issuance of additional shares of our Common Stock in future offerings could be dilutive to stockholders, including investors in this offering, if they do not invest in future offerings. Moreover, to the extent that we issue options or warrants to purchase, or securities convertible into or exchangeable for, shares of our Common Stock in the future and those options, warrants or other securities are exercised, converted or exchanged, stockholders may experience further dilution. In addition, the sale of shares in this offering and any future sales of a substantial number of shares of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our shares of Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares of Common Stock for sale will have on the market price of our shares of Common Stock.

There is no public market for the Pre-Funded Warrants or the Series Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants or the Series Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants or the Series Warrants on any securities exchange or nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Pre-Funded Warrants or the Series Warrants will be limited.

Holders of Pre-Funded Warrants or Series Warrants purchased in this offering will have no rights as Common Stockholders until such holders exercise such warrants and acquire our Common Stock.

Until holders of Pre-Funded Warrants or Series Warrants acquire shares of our Common Stock upon exercise of the Pre-Funded Warrants or Series Warrants, as applicable, holders of Pre-Funded Warrants or Series Warrants will have no rights with respect to the shares of our Common Stock underlying such Pre-Funded Warrants or Series Warrants. Upon exercise of the Pre-Funded Warrants or Series Warrants, the holders will be entitled to exercise the rights of a Common Stockholder only as to matters for which the record date occurs after the exercise date.

Provisions of the Series Warrants and Pre-Funded Warrants offered by this prospectus could discourage an acquisition of us by a third party.

In addition to the discussion of the provisions of our amended and restated certificate of incorporation, certain provisions of the Series Warrants and Pre-Funded Warrants offered by this prospectus could make it more difficult or expensive for a third party to acquire us. Such Series Warrants and Pre-Funded Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Series Warrants and Pre-Funded Warrants. Further, the Series Warrants and Pre-Funded Warrants provide that, in the event of certain transactions constituting “fundamental transactions,” with some exception, holders of such the Series Warrants and Pre-Funded Warrants will have the right, at their option, to require us to repurchase such the Series Warrants and Pre-Funded Warrants at a price described in the Series Warrants and Pre-Funded Warrants. These and other provisions of the Series Warrants and Pre-Funded Warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

The Series Warrants in this offering are speculative in nature.

The Series Warrants in this offering do not confer any rights of Common Stock ownership on its holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of Common Stock at a fixed price, as the case maybe. In addition, following this offering, the market value of the Series Warrants, if any, is uncertain and there can be no assurance that the market value of the Series Warrants will equal or exceed their imputed offering price and consequently, whether it will ever be profitable for holders of the Series Warrants to exercise such warrants. The Series Warrants will not be listed or quoted for trading on any market or exchange.

We do not intend to pay any cash dividends on Common Stock in the foreseeable future and, therefore, any return on your investment in Common Stock must come from increases in the fair market value and trading price of Common Stock.

We do not intend to pay any cash dividends on Common Stock in the foreseeable future and, therefore, any return on your investment in Common Stock must come from increases in the fair market value and trading price of Common Stock.

This is a best efforts offering. No minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans, nor will investors in this offering receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds to complete such short-term operations. Such additional fundraises may not be available at all or available on terms acceptable to us.

There is no required minimum number of securities that must be sold as a condition to completion of this offering, and we have not, nor will we, establish an escrow account, trust or similar arrangement in connection with this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. Additionally, because there is no escrow account, trust or similar arrangement, and no minimum offering amount, investors could be in a position where they have invested in us, but we are unable to fulfill our objectives due to a lack of interest in this offering. Further, because there is no escrow account in operation and no minimum investment amount, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. Investor funds will not be returned under any circumstances whether during or after the offering.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $5.1 million based on the sale of 2,020,202 shares of Common Stock and accompanying Series Warrants at an assumed combined public offering price of $2.97 per share of Common Stock and the Series Warrants, which is equal to the last reported sale price per share of our Common Stock on Nasdaq on November 20, 2023, after deducting the Placement Agent fees and estimated offering expenses payable by us, and assuming no exercise of the Series Warrants being issued in this offering. The foregoing discussion additionally assumes no sale of Pre-Funded Warrants.

However, because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

These estimates exclude the proceeds, if any, from the exercise of the Series Warrants issued in this offering. We cannot predict when or if these Series Warrants will be exercised. It is possible that these Series Warrants may expire and may never be exercised. Additionally, the Series Warrants contain a cashless exercise provision that permit exercise of the Series Warrants on a cashless basis at any time where there is no effective registration statement under the Securities Act of 1933, as amended, covering the issuance of the underlying shares.

We intend to use the net proceeds of this offering for general corporate purposes, which may include research and development expenses, capital expenditures, working capital and general and administrative expenses, and potential acquisitions of or investments in businesses, products and technologies that complement our business, although we have no present commitments or agreements to make any such acquisitions or investments as of the date of this prospectus. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Common Stock. Accordingly, you will be relying on the judgment of our management on the use of net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our Common Stock to decline.

Pending these uses, we intend to invest the funds in short-term, investment grade, interest-bearing securities. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us.

SELECTED FINANCIAL DATA

Reverse Stock Split

On November 16, 2023, we effected a 1-for-12 reverse stock split of our Common Stock (the “2023 Reverse Split”). The 2023 Reverse Split had the effect of reducing our aggregate number of outstanding shares of Common Stock from 5,899,060 shares on a pre-reverse split basis to a total of 492,293 shares outstanding on a post-reverse split basis. The total number of authorized shares of our common stock remained unchanged at 100,000,000 shares after the 2023 Reverse Split. The par value per share of our common stock also remained unchanged.

The following selected financial data has been derived from our audited financial statements included in our Annual Report on Form 10-K filed with the SEC on March 17, 2023, and our unaudited financial statements included in our Quarterly Reports on Form 10-Q filed with the SEC on May 11, 2023, August 11, 2023, and November 9, 2023, as adjusted to reflect the 2023 Reverse Split for all periods presented.

Our historical results are not indicative of the results that may be expected in the future, and results of interim periods are not indicative of the results for the entire year.

As Reported

	Years Ended December 31,
(in thousands, except share and per share amounts)	2022	2021
Net loss and comprehensive loss	$(9,695)	$(8,268)
Net loss per share, basic and diluted	$(15.50)	$(14.77)
Weighted-average common shares outstanding, basic and diluted	625,401	559,591
Common shares outstanding at year end	809,648	610,364

	Three Months Ended March 31,
	2023	2022
	(Unaudited)
Net loss and comprehensive loss	$(2,037)	$(2,332)
Loss per share, basic and diluted	$(1.32)	$(3.82)
Weighted-average common shares outstanding, basic and diluted	1,538,514	610,450
Common shares outstanding at period end	2,107,339	610,614

	Three Months Ended June 30,
	2023	2022
	(Unaudited)
Net loss and comprehensive loss	$(1,993)	$(2,569)
Net loss per share, basic and diluted	$(0.70)	$(4.21)
Weighted-average common shares outstanding, basic and diluted	2,860,874	610,635
Common shares outstanding at period end	2,964,485	610,647

	Six Months Ended June 30,
	2023	2022
	(Unaudited)
Net loss and comprehensive loss	$(4,030)	$(4,901)
Net loss per share, basic and diluted	$(1.83)	$(8.03)
Weighted-average common shares outstanding, basic and diluted	2,208,162	610,543
Common shares outstanding at period end	2,964,485	610,647

	Three Months Ended September 30,
	2023	2022
	(Unaudited)
Net loss and comprehensive loss	$(1,947)	$(2,646)
Net loss per share, basic and diluted	$(0.47)	$(4.33)
Weighted-average common shares outstanding, basic and diluted	4,176,592	610,648
Common shares outstanding at period end	3,279,485	610,647
Common shares issued at period end (1)	5,899,060	610,647

	Nine Months Ended September 30,
	2023	2022
	(Unaudited)
Net loss and comprehensive loss	$(5,977)	$(7,547)
Net loss per share, basic and diluted	$(1.97)	$(12.36)
Weighted-average common shares outstanding, basic and diluted	3,037,790	610,578
Common shares outstanding at period end	3,279,485	610,647
Common shares issued at period end (1)	5,899,060	610,647

As Adjusted For One-For-Twelve Reverse Stock Split

	Years Ended December 31,
(unaudited, in thousands, except share and per share amounts):	2022	2021
	(Unaudited)
Net loss and comprehensive loss	$(9,695)	$(8,268)
Net loss per share, basic and diluted	$(186.00)	$(177.24)
Weighted-average common shares outstanding, basic and diluted	52,116	46,632
Common shares outstanding at year end	67,470	50,863

	Three Months Ended March 31,
	2023	2022
	(Unaudited)
Net loss and comprehensive loss	$(2,037)	$(2,332)
Net loss per share, basic and diluted	$(15.84)	$(45.84)
Weighted-average common shares outstanding, basic and diluted	128,209	50,870
Common shares outstanding at period end	175,611	50,884

	Three Months Ended June 30,
	2023	2022
	(Unaudited)
Net loss and comprehensive loss	$(1,993)	$(2,569)
Net loss per share, basic and diluted	$(8.40)	$(50.52)
Weighted-average common shares outstanding, basic and diluted	238,406	50,886
Common shares outstanding at period end	247,040	50,887

	Six Months Ended June 30,
	2023	2022
	(Unaudited)
Net loss and comprehensive loss	$(4,030)	$(4,901)
Net loss per share, basic and diluted	$(21.96)	$(96.36)
Weighted-average common shares outstanding, basic and diluted	184,013	50,878
Common shares outstanding at period end	247,040	50,887

	Three Months Ended September 30,
	2023	2022
	(Unaudited)
Net loss and comprehensive loss	$(1,947)	$(2,646)
Net loss per share, basic and diluted	$(5.64)	$(51.96)
Weighted-average common shares outstanding, basic and diluted	348,049	50,887
Common shares outstanding at period end	273,290	50,887
Common shares issued at period end (2)	491,588	50,887

	Nine Months Ended September 30,
	2023	2022
	(Unaudited)
Net loss and comprehensive loss	$(5,977)	$(7,547)
Net loss per share, basic and diluted	$(23.64)	$(148.32)
Weighted-average common shares outstanding, basic and diluted	253,149	50,881
Common shares outstanding at period end	273,290	50,887
Common shares issued at period end (2)	491,588	50,887

(1)	In connection with the August 2023 exercise of the Existing Warrants discussed above under “Prospectus Summary—August 2023 Warrant Exercise and Issuance,” of the 5,899,060 shares issued, 2,619,575 shares were held in abeyance and not considered outstanding until certain conditions were met, at which time such shares would become outstanding. The shares held in abeyance were held in abeyance until notice from the stockholder that the balance, or any portion thereof, may be issued in compliance with a beneficial ownership limitation provision in the warrants. As of November 13, 2023, none of such shares were held in abeyance.

(2)	In connection with the August 2023 exercise of the Existing Warrants discussed above under “Prospectus Summary—August 2023 Warrant Exercise and Issuance,” of the 491,588 shares issued, 218,298 shares were held in abeyance and not considered outstanding until certain conditions were met, at which time such shares would become outstanding. The shares held in abeyance were held in abeyance until notice from the stockholder that the balance, or any portion thereof, may be issued in compliance with a beneficial ownership limitation provision in the warrants. As of November 13, 2023, none of such shares were held in abeyance.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is listed on Nasdaq under the symbol “SNES.” A description of the Common Stock that we are issuing in this offering is set forth under the heading “Description of Securities We Are Offering.” We do not intend to apply for the listing of the Pre-Funded Warrants or the Series Warrants that are part of this offering on any national securities exchange.

The last reported sale price on Nasdaq for our Common Stock on November 20, 2023 was $2.97 per share.

Holders

As of November 20, 2023, we had 692 record holders of our Common Stock, and no preferred stock issued and outstanding. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of Common Stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our Common Stock and publicly traded warrants is Transfer Online, Inc. The transfer agent and registrar’s address is 512 SE Salmon Street, Portland, Oregon 97214.

Dividend Policy

We have never declared or paid any cash dividends on our Common Stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the board of directors deem relevant.

DESCRIPTION OF SECURITIES WE ARE OFFERING

The following is a summary of the material terms of our Common Stock. For additional information about our authorized capital, including our Common Stock and our outstanding warrants to purchase Common Stock, we refer you to our amended and restated certificate of incorporation and amended and restated bylaws that are currently in effect, which are included herein as Exhibit 3.1 and Exhibit 3.2, respectively, and our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2022. For instructions on how to find copies of these documents, please read “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

General

The descriptions of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and amended and restated bylaws that are currently in effect.

Our amended and restated certificate of incorporation provides for Common Stock and preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

Our authorized capital stock consists of 110,000,000 shares, all with a par value of $0.001 per share, of which 100,000,000 shares are designated as Common Stock and 10,000,000 shares are designated as preferred stock.

As of November 20, 2023, our Common Stock was held by approximately 692 stockholders of record. As of November 20, 2023, we had 41,392 shares of our Common Stock reserved for issuance under our 2018 Equity Incentive Plan.

Common Stock

The holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available therefor. In the event that we liquidate, dissolve or wind up, holders of our Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. As discussed in “Risk Factors” above, certain provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage, delay or prevent a merger, acquisition or other change of control involving us that our stockholders may consider favorable. All outstanding shares of Common Stock are fully paid and non-assessable.

Except as otherwise required by Delaware law, all stockholder action, other than the election of directors or certain amendments of our amended and restated certificate of incorporation, is taken by the vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter, at a meeting in which a quorum, consisting of a majority of the outstanding shares of Common Stock is present in person or by proxy. The election of directors by our stockholders is determined by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote, at a meeting held for such purposes at which a quorum, consisting of a majority of the outstanding shares of Common Stock, is present in person or by proxy. Certain amendments to our amended and restated certificate of incorporation require the approval of holders of at least sixty-six and two-third percent (66 2/3%) of the voting power of all then-outstanding shares of our Common Stock entitled to vote generally in the election of directors, voting together as a single class.

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our Common Stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

The shares of Common Stock offered by this prospectus, when issued and paid for, will also be fully paid and non-assessable.

Our Common Stock is listed on Nasdaq under the symbol “SNES.”

The transfer agent and registrar for our Common Stock is Transfer Online, Inc. The transfer agent and registrar’s address is 512 SE Salmon Street, Portland, Oregon 97214.

Series Warrants

The following summary of certain terms and provisions of the Series Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Series Warrants, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the forms of Series Warrant for complete descriptions of the terms and conditions of the Series Warrants.

We are selling to investors in this offering of shares of our Common Stock (or Pre-Funded Warrants), together with a Series D Warrant to purchase one share of our Common Stock and a Series E Warrant to purchase one share of our Common Stock for each share of Common Stock (or Pre-Funded Warrant) purchased in this offering for a combined public offering price of $[●] (less $0.0001 per Pre-Funded Warrant). The Series D Warrants and the Series E Warrants are referred to herein together as the “Series Warrants.”

The Series Warrants have an exercise price of $[●] per share and will become exercisable on the effective date of stockholder approval for the issuance of the shares upon exercise of the Series Warrants (or, if permitted by the applicable rules and regulations of Nasdaq, upon payment by the holder of $0.125 per share in addition to the applicable exercise price). The Series D Warrants will expire five years from the date of issuance, and the Series E Warrants will expire 18 months from the date of issuance. No fractional shares of Common Stock will be issued in connection with the exercise of a Series Warrant. In lieu of fractional shares, we will round up to the next whole share.

Subject to limited exceptions, a holder of Series Warrants will not have the right to exercise any portion of its Series Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to us, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99%.

The shares of Common Stock issuable upon exercise of the Series Warrants is subject to stockholder approval. We agreed to convene a stockholders’ meeting on or before 90 days following the closing date of this offering, to obtain such approval, and every 90 days thereafter to seek such approval if approval is not obtained at the initial meeting of stockholders until the earlier of the date on which stockholder approval is obtained or the Series Warrants are no longer outstanding.

The Series Warrants contain a “cashless exercise” feature that allows holders to exercise the Series Warrants without a cash payment to us upon the terms set forth in the Series Warrants, if, at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the shares to the exercising Series Warrant holder.

In the case of certain fundamental transactions affecting our company, a holder of Series Warrants, upon exercise of such Series Warrants after such fundamental transaction, will have the right to receive, in lieu of shares of our Common Stock, the same amount and kind of securities, cash or property that such holder would have been entitled to receive upon the occurrence of the fundamental transaction, had the Series Warrants been exercised immediately prior to such fundamental transaction. In lieu of such consideration, a holder of Series Warrants may instead elect to receive a cash payment based upon the Black-Scholes value of their Series Warrants.

The exercise price and number of the shares of our Common Stock issuable upon the exercise of the Series Warrants will be subject to adjustment in the event of any stock dividends and splits, recapitalization, reorganization or similar transaction, as described in the Series Warrants.

We do not intend to list the Series Warrants on any securities exchange or nationally recognized trading system. Except as otherwise provided in the Series Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Series Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Series Warrants.

Pre-Funded Warrants

The following summary of certain terms and provisions of Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Each Pre-Funded Warrant offered hereby will have an initial exercise price per share equal to $0.0001. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Pre-Funded Warrants will be issued separately from the accompanying Series Warrants and may be transferred separately immediately thereafter.

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed above). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. Purchasers of Pre-Funded Warrants in this offering may also elect prior to the issuance of the Pre-Funded Warrants to have the initial exercise limitation set at 9.99% of our outstanding Common Stock.

At any time, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrants.

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Pre-Funded Warrants.

Placement Agent Warrants

We have also agreed to issue to the Placement Agent or its designees as compensation in connection with this offering, the Placement Agent Warrants to purchase up to 151,515 shares of Common Stock at an exercise price of $[●] per share (representing 125% of the offering price per share and accompanying Series Warrants). The Placement Agent Warrants will expire five years from the commencement of sales in this offering. Except as provided above, the Placement Agent Warrants will have substantially the same terms as the Series Warrants described herein. See “Plan of Distribution” below.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the outstanding shares of Common Stock outstanding will be able to satisfy the quorum requirement and be able to elect all of our directors by a plurality of the voting power of the shares present in person or by proxy. Our amended and restated certificate of incorporation and amended and restated bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent. A special meeting of stockholders may be called by a resolution adopted by a majority of our board, our chair of the board, our chief executive officer or the president in absence of the chief executive officer. Any power of the stockholders to call a special meeting is specifically denied by the terms of our amended and restated certificate of incorporation.

Our board of directors is divided into three classes with staggered three-year terms. These provisions make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. Consequently, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	Before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	Upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	On or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-third percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	Any merger or consolidation involving the corporation and the interested stockholder;

●	Any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	Subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	Any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	The receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Choice of Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a claim of a breach of fiduciary duty owed by any director, officer or other employee to us or our stockholders; any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; or any action or proceeding asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine.

However, this exclusive forum provision would not apply to suits brought to enforce any duty or liability created by the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder, or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, this provision may apply to Securities Act claims and federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce this provision and that our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

PLAN OF DISTRIBUTION

Pursuant to an engagement agreement, dated August 29, 2022 and amended October 21, 2022 and November 11, 2022 (as amended, the “Engagement Agreement”), we have engaged H.C. Wainwright & Co., LLC to act as our exclusive Placement Agent to solicit offers to purchase the securities offered pursuant to this prospectus on a reasonable best efforts basis. The Engagement Agreement does not give rise to any commitment by the Placement Agent to purchase any of our securities, and the Placement Agent will have no authority to bind us by virtue of the Engagement Agreement. The Placement Agent is not purchasing or selling any of the securities offered by us under this prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of securities. This is a best efforts offering, and there is no minimum offering amount required as a condition to the closing of this offering. The Placement Agent has agreed to use reasonable best efforts to arrange for the sale of the securities by us. Therefore, we may not sell all of the shares of Common Stock, Pre-Funded Warrants and Series Warrants being offered. The terms of this offering were subject to market conditions and negotiations between us, the placement agent and prospective investors. The Placement Agent does not guarantee that it will be able to raise new capital in any prospective offering. The Placement Agent may engage sub-agents or selected dealers to assist with the offering.

Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger purchasers in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) a covenant to not enter into variable rate financings for a period of one year following the closing of the offering, subject to an exception; and (ii) a covenant to not enter into any equity financings for 90 days from closing of the offering, subject to certain exceptions. The nature of the representations, warranties and covenants in the securities purchase agreements shall include:

●	standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

●	covenants regarding matters such as registration of warrant shares, no integration with other offerings, filing of a Form 8-K to disclose entering into these securities purchase agreements, no stockholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of shares of Common Stock, and no subsequent equity sales for 90 days.

We expect to deliver the securities being offered pursuant to this prospectus on or about [●], 2023. There is no minimum number of securities or amount of proceeds that is a condition to closing of this offering.

Fees and Expenses

We have agreed to pay the Placement Agent a cash fee equal to 7.5% of the aggregate gross proceeds raised in this offering, its legal fees and expenses and other out-of-pocket expenses in an amount up to $100,000 and for clearing fees, in an amount up to $15,950 in connection with this offering. We have also agreed to pay the Placement Agent a management fee equal to 1.0% of the gross proceeds raised in this offering and up to $40,000 or 3% of the aggregate proceeds of this offering, whichever is less, for non-accountable expenses. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees and expenses, will be approximately $195,000.

Placement Agent Warrants

In addition, we have agreed to issue to the Placement Agent or its designees as compensation in connection with this offering the Placement Agent Warrants to purchase up to 151,515 shares of Common Stock (which represents 7.5% of the aggregate number of shares of shares of Common Stock issued in this offering and issuable upon the exercise of the Pre-Funded Warrants issued in this offering) with an exercise price of $[●] per share (representing 125% of the combined public offering price per share and accompanying Series Warrants). The Placement Agent Warrants will become exercisable on the effective date of the stockholder approval for the issuance of the shares upon exercise of the Placement Agent Warrants (or, if permitted by the applicable rules and regulations of Nasdaq, upon payment by the holder of $0.125 per share in addition to the applicable exercise price) and will expire five years from the commencement of sales in this offering. The Placement Agent Warrants and the shares issuable upon exercise of the Placement Agent Warrants are registered on the registration statement of which this prospectus is a part. The form of the Placement Agent Warrant has been included as an exhibit to this registration statement of which this prospectus forms a part.

Tail

We have also agreed to pay the Placement Agent a tail fee equal to the cash and warrant compensation in this offering, if any investor, who was contacted or introduced to us by the Placement Agent during the term of its engagement, provides us with capital in any public or private offering or other financing or capital raising transaction during the 12-month period following expiration or termination of our engagement of the Placement Agent, other than certain private placement transactions involving issuances of securities to an operating company or an owner of an asset in a business synergistic with our business. The Placement Agent will only be entitled to such fee to the extent that the parties were directly introduced to us by the Placement Agent, in accordance with FINRA Rule 2010).

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Indemnification

We have agreed to indemnify the Placement Agent against liabilities relating to the offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the Engagement Agreement, and to contribute to payments that the Placement Agent may be required to make for these liabilities.

Determination of Offering Price

Our Common Stock is currently traded on Nasdaq under the symbol “SNES.” On November 20, 2023 the closing price of our Common Stock on Nasdaq was $2.97 per share.

There is a material disparity between the combined public offering price of the shares of our Common Stock and accompanying Series Warrants and combined public offering price of the Pre-Funded Warrants and accompanying Series Warrants being offered under this prospectus and the market price of the Common Stock at the date of this prospectus. We believe that the market price of our Common Stock at the date of this prospectus is not the appropriate public offering price for the shares of our Common Stock, or the Pre-Funded Warrants, because the market price is affected by a number of factors. The final combined public offering price was determined by negotiation between us, the Placement Agent and the investors in this offering. The principal factors considered by us and the Placement Agent in determining the final public offering price included:

●	the recent trading history of our Common Stock on Nasdaq, including market prices and trading volume of our Common Stock;

●	the current market price of our Common Stock on Nasdaq;

●	the recent market prices of, and demand for, publicly traded Common Stock of generally comparable companies;

●	the information set forth or incorporated by reference in this prospectus and otherwise available to the Placement Agent;

●	our past and present financial performance and an assessment of our management;

●	our prospects for future earnings and the present state of our products;

●	the current status of competitive products and product developments by our competitors;

●	our history and prospects, and the history and prospects of the industry in which we compete;

●	the general condition of the securities markets at the time of this offering; and

●	other factors deemed relevant by the Placement Agent and us.

The final combined public offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of Common Stock and accompanying Series Warrants and/or the Pre-Funded Warrants and accompanying Series Warrants sold in this offering. That price is subject to change as a result of market conditions and other factors and we cannot assure you that the shares of Common Stock and accompanying Series Warrants and/or Pre-Funded Warrants and accompanying Series Warrants sold in this offering can be resold at or above the combined public offering price.

Lock-Up Agreements

Our officers and directors, representing beneficial ownership of 3.84% of our outstanding shares of Common Stock, have agreed with the Placement Agent to be subject to a lock-up period of 90 days following the closing of this offering. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of our Common Stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed to similar lock-up restrictions on the issuance and sale of our securities for 90 days following the closing of this offering, although we will be permitted to issue stock options or stock awards to directors, officers and employees under our existing plans. The lock-up period is subject to an additional extension to accommodate for our reports of financial results or material news releases. The Placement Agent may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Transfer Online, Inc.

Other Relationships

The Placement Agent and its affiliates have engaged, and may in the future engage, in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. The Placement Agent has received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the Placement Agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The Placement Agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The Placement Agent acted as the placement agent in connection with several private placements and registered offerings in the past three years and it received compensation for each such offering. However, except as disclosed in this prospectus, we have no present arrangements with the Placement Agent for any further services.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the Placement Agent and the Placement Agent may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent and should not be relied upon by investors.

Foreign Regulatory Restrictions on Purchase of Securities Offered Hereby Generally

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the securities offered by this prospectus, or the possession, circulation or distribution of this prospectus or any other material relating to us or the securities offered hereby in any jurisdiction where action for that purpose is required. Accordingly, the securities offered hereby may not be offered or sold, directly or indirectly, and neither of this prospectus nor any other offering material or advertisements in connection with the securities offered hereby may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The Placement Agent may arrange to sell securities offered by this prospectus in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. See “Where You Can Find Additional Information.”

Nasdaq Listing

Our Common Stock is listed on Nasdaq under the symbol “SNES.”

Amendments to Plan of Distribution

This prospectus may be amended or supplemented from time to time, if required, to describe a specific plan of distribution.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by Greenberg Traurig, LLP, Phoenix, Arizona. Haynes and Boone, LLP, New York, New York is acting as counsel for the Placement Agent in connection with certain legal matters related to this offering.

EXPERTS

Our financial statements as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, incorporated by reference in this prospectus have been so incorporated in reliance on the report of M&K CPAS, PLLC, an independent registered public accounting firm (which report contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern, as described in Note 1 to the financial statements), given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The website address is www.sec.gov. The information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” certain information into this registration statement, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and relying on the Fixing America’s Surface Transportation Act, or the FAST Act, as a smaller reporting company, subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering, including documents we may file with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K. This prospectus and any amendments or supplements thereto incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 17, 2023;

●	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023, June 30, 2023, and September 30, 2023, filed with the SEC on May 11, 2023, August 11, 2023, and November 9, 2023, respectively;

●	The portions of our Definitive Proxy Statement on Schedule 14A that are deemed “filed” with the SEC, filed with the SEC on April 28, 2023;

●	Our Current Reports on Form 8-K filed with the SEC on January 5, 2023, February 16, 2023, April 12, 2023, April 24, 2023, June 27, 2023, August 21, 2023, August 22, 2023, August 28, 2023, November 15, 2023, and November 22, 2023; and

●	The description of our capital stock contained in our registration statement on Form 8-A filed with the SEC on November 7, 2016, including any amendments or reports filed for the purpose of updating such description (including Exhibit 4.1 to our Amendment No. 1 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2019, filed with the SEC on April 21, 2020).

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of each document. You may request a free copy of any or all of the reports or documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

SenesTech, Inc.

23460 N 19th Ave., Suite 110

Phoenix, AZ 85027

Attn: Secretary

(928) 779-4143

We also maintain a website at www.senestech.com where incorporated reports or other documents filed with the SEC may be accessed. We have not incorporated by reference into this prospectus the information contained in, or that can be accessed through, our website, and you should not consider it to be part of this prospectus.

SenesTech, Inc.

Up to 2,020,202 Shares of Common Stock and Accompanying Series D Warrants to Purchase up to 2,020,202 Shares of Common Stock and Series E Warrants to Purchase up to 2,020,202 Shares of Common Stock

Pre-Funded Warrants to Purchase up to 2,020,202 Shares of Common Stock and Accompanying Series D Warrants to Purchase up to 2,020,202 Shares of Common Stock and Series E Warrants to Purchase up to 2,020,202 Shares of Common Stock

Up to 2,020,202 Shares of Common Stock Underlying the Pre-Funded Warrants, up to 2,020,202 Shares of Common Stock Underlying the Series D Warrants and up to 2,020,202 Shares of Common Stock Underlying the Series E Warrants

Placement Agent Warrants to Purchase 151,515 Shares of Common Stock

Up to 151,515 Shares of Common Stock Underlying the Placement Agent Warrants

PROSPECTUS

H.C. Wainwright & Co.

, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

The following table sets forth the anticipated costs and expenses payable by SenesTech, Inc. (other than commissions and fees) in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$2,556.98
FINRA filing fees	3,980.47
Legal fees and expenses	150,000.00
Accounting fees and expenses	25,000.00
Transfer agent fees and expenses	3,000.00
Printing and miscellaneous expenses	10,462.55
Total	$195,000.00

ITEM 14. Indemnification of Directors and Officers

The Registrant incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with defending or settling such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	Breach of director’s duty of loyalty to the corporation or its stockholders;

●	Act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	Unlawful payment of dividends or unlawful purchase or redemption of shares; or

●	Transaction from which the director derives an improper personal benefit.

The Registrant’s amended and restated certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnification agreements with each of its directors and executive officers, that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises. Under these agreements, the Registrant is not required to provide indemnification for certain matters, including:

●	Indemnification for expenses or losses with respect to proceedings initiated by the director or officer, including any proceedings against the Registrant or its directors, officers, employees or other indemnitees and not by way of defense, with certain exceptions;

●	Indemnification for any proceeding if a final decision by a court of competent jurisdiction determines that such indemnification is prohibited by applicable law;

●	Indemnification for the disgorgement of profits arising from the purchase or sale by the director or officer of securities of the Registrant in violation of Section 16(b) of the Exchange Act, or any similar successor statute; or

●	Indemnification for the director or officer’s reimbursement to the Registrant of any bonus or other incentive-based or equity-based compensation previously received by the director or officer or payment of any profits realized by the director or officer from the sale of securities of the Registrant, as required in each case under the Exchange Act.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. Except as otherwise disclosed in our periodic reports incorporated by reference herein, there is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy in place, with limits of $20.0 million in the aggregate, that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. Recent Sales of Unregistered Securities

On August 21, 2023, we entered into an inducement offer letter agreement (the “Inducement Letter”) with a certain holder (the “Holder”) of certain of our existing warrants to purchase up to (i) 6,453 shares of our common stock issued on October 26, 2020 and subsequently amended on November 16, 2022, at an exercise price of $37.98 per share, as amended (the “October 2020 Warrants”), and (ii) 238,095 shares of common stock issued on November 18, 2022, at an exercise price of $37.98 per share (the “November 2022 Warrants” and together with the October 2020 Warrants, the “Existing Warrants). Pursuant to the Inducement Letter, the Holder agreed to exercise for cash its Existing Warrants to purchase an aggregate of 244,548 shares of our common stock at a reduced exercise price of $8.6424 per share in consideration of our agreement to issue new common stock purchase warrants (the “New Warrants”), as described below, to purchase up to an aggregate of 489,097 shares of our common stock (the “New Warrant Shares”). Our aggregate gross proceeds from the exercise of the Existing Warrants by the Holder were approximately $2.1 million, before deducting placement agent fees and other offering expenses payable by us. The transactions contemplated pursuant to the Inducement Letter closed on August 24, 2023. We used the net proceeds from the transaction for general corporate purposes. In connection with the transaction, we also issued to H.C. Wainwright & Co, LLC, as the exclusive placement agent in connection with the transaction, or to its designees, as part of the placement agent’s compensation, warrants to purchase up to 12,229 shares of common stock, which have the same terms as the New Warrants except the placement agent warrants have an exercise price equal to $10.8036 per share.  The New Warrants and the shares of Common Stock issuable upon exercise thereof, were issued in reliance on the exemption from registration provided in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder. The foregoing description of the Inducement Letter and warrants are not complete and are qualified in their entirety by references to the full text of the form of Inducement Letter, dated as of August 21, 2023, and the form of New Warrant, which are included as Exhibit 10.26 and Exhibit 4.29, respectively, hereto.

On April 12, 2023, we sold, in a Registered Direct Offering registered on our shelf registration statement on Form S-3 (File No. 333-261227), 71,430 Shares of our Common Stock and, in a concurrent Private Placement, unregistered Series C Warrants to purchase up to 71,430 shares of Common Stock, at an offering price of $21.00 per Share and associated Series C Warrant. The Series C Warrants were immediately exercisable at an exercise price of $19.44 per share and have a term of five and one-half years from the date of issuance. The Series C Warrants may be exercised on a cashless basis if there is no effective registration statement registering the resale of the shares issuable upon exercise of the Series C Warrants. A holder will not have the right to exercise any portion of the Series C Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or 9.99% as elected by the holder) of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series C Warrants. However, upon notice from the holder to us, the holder may increase the beneficial ownership limitation, which may not exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series C Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us. In connection with the April 2023 Offerings, we also issued to H.C. Wainwright & Co, LLC, as the exclusive placement agent in connection with the April 2023 Offerings, or to its designees, as part of the placement agent’s compensation, warrants to purchase up to an aggregate of 5,359 shares of Common Stock, which warrants have substantially the same terms as the Series C Warrants, except that the warrants have an exercise price equal to $26.25 per share and expire on the fifth anniversary from the date of the commencement of sales in the April 2023 Offerings (the “2023 Placement Agent Warrants”). The Series C Warrants, the 2023 Placement Agent Warrants and the shares of Common Stock issuable upon exercise thereof, were issued in reliance on the exemption from registration provided in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder. The foregoing description of the April 2023 Offerings, the Series C Warrants and the 2023 Placement Agent Warrants are not complete and are qualified in its entirety by references to the full text of the form of Securities Purchase Agreement, dated as of April 10, 2023, the form of Series C Warrant and the form of 2023 Placement Agent Warrant, which are included as Exhibit 10.24, Exhibit 4.27 and Exhibit 4.28, respectively, hereto.

On March 10, 2023, we entered into a Marketing Services Agreement with a marketing service provider, pursuant to which, among other things, we agreed to issue 4,539 shares of Common Stock as compensation for marketing services provided to our company. The shares of Common Stock were issued in reliance on the exemption from registration provided in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder.

On March 23, 2021, we sold, in an offering registered on our shelf registration statement on Form S-3 (File No. 333-225712), 8,230 shares of our Common Stock, at a purchase price of $24.00 per share (the “2021 Offering”). In connection with the 2021 Offering, we agreed, in addition to paying certain fees to the Placement Agent to issue to the Placement Agent warrants to purchase up to 7.5% of the aggregate number of shares of Common Stock sold in the Offering, or 618 shares of Common Stock (the “2021 Placement Agent Warrants”). The 2021 Placement Agent Warrants became exercisable commencing six months following the date of issuance, expire five years following the date of sale and have an exercise price per share of $60.00 per share. The Placement Agent Warrants, and the shares of Common Stock issuable upon exercise thereof, were issued in reliance on the exemption from registration provided in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder. The foregoing description of the 2021 Offering and the Placement Agent Warrants are not complete and are qualified in its entirety by references to the full text of the form of Securities Purchase Agreement, dated as of March 9, 2021, and the form of 2021 Placement Agent Warrant, which are included as Exhibit 10.20 and Exhibit 4.20, respectively, hereto.

On February 2, 2021, pursuant to a Securities Purchase Agreement with certain purchasers (the “February 2021 Securities Purchase Agreement”), we issued and sold to certain purchasers in a private placement (the “February 2021 Private Placement”) an aggregate of (i) 18,287 shares of Common Stock, or pre-funded warrants (the “February 2021 Pre-Funded Warrants”) to purchase up to an aggregate of 18,287 shares of Common Stock, and (ii) warrants (the “February 2021 Series A Warrants”) to purchase up to an aggregate of 9,144 shares of Common Stock. Pursuant to the February 2021 Securities Purchase Agreement, we also issued to the Placement Agent warrants (the “February 2021 Placement Agent Warrants”) to purchase up to 1,372 shares of Common Stock. The shares of Common Stock and the February 2021 Pre-Funded Warrants sold pursuant to the February 2021 Securities Purchase Agreement, as well as the February 2021 Series A Warrants, the February 2021 Placement Agent Warrants, and the shares of Common Stock issuable upon exercise thereof, were issued in reliance on the exemption from registration provided in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder. The foregoing description of the February 2021 Private Placement Offering, the February 2021 Securities Purchase Agreement, the February 2021 Pre-Funded Warrants and the February 2021 Placement Agent Warrants are not complete and are qualified in its entirety by reference to the full text of the form of Securities Purchase Agreement, the form of Pre-Funded Warrant and the form of Placement Agent Warrant, which are included as Exhibits 10.16, 4.17, and 4.19, respectively, hereto.

On October 23, 2020, we entered into an inducement letter agreement (the “2020 Letter Agreement”) with an institutional investor, pursuant to which, among other things, we agreed to issue, in a warrant exchange transaction, a warrant (the “2020 New Warrant”) exercisable for up to 7,087 shares of Common Stock, with an exercise price of $415.20 per warrant share (the “2020 New Warrant Shares”), and warrants to the Placement Agent (the “2020 Placement Agent Warrants”, and together with the New Warrant, the “2020 Warrants”) exercisable for an aggregate of up to 356 shares of Common Stock (the “2020 Placement Agent Warrant Shares”, and together with the New Warrant Shares, the “Warrant Shares”), with an exercise price of $517.44 per 2020 Placement Agent Warrant Share. The 2020 Warrants will expire five and one-half years following the date of issuance, subject to customary adjustment as set forth in the 2020 Warrants. The 2020 Warrants and the 2020 Placement Agent Warrants, and the shares of Common Stock issuable upon exercise thereof, were issued in reliance on the exemption from registration provided in Section 4(a)(2) under the Securities Act, and Regulation D promulgated thereunder. The foregoing description of the 2020 Letter Agreement and the 2020 Warrants are not complete and are qualified in their entirety by references to the full text of the Form of 2020 Letter Agreement, the Form of 2020 New Warrant and the Form of 2020 Placement Agent Warrant, which are included as Exhibit 10.15, Exhibit 4.16 and Exhibit 4.17, respectively, hereto.

ITEM 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation, as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 17, 2020 (File no. 001-37941))
3.1(a)	Certificate of Designation of the Series C Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.1(a) to the Registrant’s Current Report on Form 8-K, filed with the SEC on August 26, 2022 (File no. 001-37941))
3.1(b)	Certificate of Amendment to Amended and Restated Certificate of Incorporation of SenesTech, Inc. (incorporated by reference to Exhibit 3.1(a) to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 15, 2022 (File no. 001-37941))
3.1(c)	Certificate of Amendment to Amended and Restated Certificate of Incorporation of SenesTech, Inc. (incorporated by reference to Exhibit 3.1(a) to the Reistrant’s Current Report on Form 8-K, filed with the SEC on November 15, 2023 (File no. 001-37941))
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.5 to the Registrant’s Registration Statement on Form S- 1, filed with the SEC on September 21, 2016 (File no. 333-213736))
3.2(a)	Amendment No. 1 to the Amended and Restated Bylaws of SenesTech, Inc., dated June 16, 2021 (i incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 17, 2021 (File no. 001-37941))
4.1	Form of the Registrant’s Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1, filed with the SEC on October 7, 2016 (File no. 333-213736))
4.2+	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 21, 2016 (File no. 001-37941))
4.3	Form of Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1, filed with the SEC on November 16, 2017 (File no. 333-221433))
4.4	Form of Underwriter’s Warrant, as amended (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 21, 2017 (File no. 001-37941))
4.5	Form of New Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 20, 2018 (File no. 001-37941))
4.6	Form of Warrant issued to investors in Rights Offering (incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2018 (File no. 001-37941))
4.7	Form of Warrant issued to dealer-manager in Rights Offering (incorporated by reference to Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2018 (File no. 001-37941))
4.8	Warrant Agency Agreement, dated August 13, 2018, between the Registrant and Transfer Online, Inc. (incorporated by reference to Exhibit 4.3 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2018 (File no. 001-37941))
4.9	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 17, 2019 (File no. 001-37941))
4.10	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on January 28, 2020 (File no. 001-37941))

Exhibit Number	Description
4.11	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on January 28, 2020 (File no. 001-37941))
4.12	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 6, 2020 (File no. 001-37941))
4.13	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 6, 2020 (File no. 001-37941))
4.14+	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 17, 2020 (File no. 001-37941))
4.15	Form of New Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on October 27, 2020 (File no. 001-37941))
4.16	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on October 27, 2020 (File no. 001-37941))
4.17	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 2, 2021 (File no. 001-37941))
4.18	Form of Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 2, 2021 (File no. 001-37941))
4.19	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 2, 2021 (File no. 001-37941))
4.20	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 23, 2021 (File no. 001-37941))
4.21	Form of Series A Warrant (incorporated by reference to Exhibit 4.21 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on November 15, 2022 (File no. 333-267991))
4.22	Form of Series B Warrant (incorporated by reference to Exhibit 4.22 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on November 15, 2022 (File no. 333-267991))
4.23	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.23 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on November 15, 2022 (File no. 333-267991))
4.24	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.24 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on November 15, 2022 (File no. 333-267991))
4.25+	Form of SenesTech, Inc. Stock Option Grant Notice and Stand-Alone Option Agreement (incorporated by reference to Exhibit 4.22 to the Registrant’s Registration Statement on Form S-8, filed with the SEC on February 10, 2023, Exhibit 4.2 (File no. 333-269686))
4.26+	Form of SenesTech, Inc. Restricted Stock Unit Grant Notice and Stand-Alone Restricted Stock Unit Agreement (incorporated by reference to Exhibit 4.23 to the Registrant’s Registration Statement on Form S-8, filed with the SEC on February 10, 2023 (File no. 333-269686))
4.27	Form of Series C Warrant (incorporated by reference to Exhibit 4.28 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 12, 2023 (File no. 001-037941))

Exhibit Number	Description
4.28	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.29 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 12, 2023 (File no. 001-037941))
4.29	Form of New Warrant (incorporated by reference to Exhibit 4.33 to the Registrant’s Current Report on Form 8-K, filed with the SEC on August 22, 2023 (File no. 001-07941))
4.30†	Form of Series D Warrant
4.31†	Form of Series E Warrant
4.32†	Form of Pre-Funded Warrant
4.33†	Form of Placement Agent Warrant
5.1†	Legal Opinion of Greenberg Traurig, LLP
10.1+	SenesTech, Inc. 2015 Equity Incentive Plan and forms of agreement thereunder (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on September 21, 2016 (File no. 333-213736))
10.2+	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on September 21, 2016 (File no. 333-213736))
10.3+	Employment Offer Letter by and between the Registrant and Thomas Chesterman dated November 20, 2015 (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on September 21, 2016 (File no. 333-213736))
10.4+	Employment Letter Agreement by and between the Registrant and Kim Wolin dated January 28, 2020 (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on February 13, 2020 (File no. 333-236302))
10.5+	Employment Letter Agreement by and between the Registrant and Steven Krause, dated January 12, 2020 (incorporated by reference to Exhibit 10.1 to the Registrant’s Annual Report on Form 10-K/A, filed with the SEC on April 20, 2020 (File no. 001-37941))
10.6	Promissory Note, dated April 15, 2020, by and between the Registrant and BMO Harris Bank National Association (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 21, 2020 (File No. 001-37941))
10.7+	Employment Letter Agreement by and between the Registrant and Kenneth Siegel dated May 16, 2019 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 20, 2019 (File no. 001-37941))
10.8	Lease by and between the Registrant and Pinnacle Campus Office-Retail, LLC, dated as of November 18, 2019 (incorporated by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on February 13, 2020 (File no. 333-236302))
10.9	Standard Industrial/Commercial Multi-Tenant Lease, between the Registrant and Duke Go PP, LLC, dated as of June 22, 2020 (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 13, 2020 (File no. 001-37941))
10.10	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 17, 2019 (File no. 001-37941))
10.11	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on January 28, 2020 (File no. 001-37941))

Exhibit Number	Description
10.12	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 6, 2020 (File no. 001-37941))
10.13	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.19 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on February 13, 2020 (File no. 333-236302))
10.14	Form of Securities Purchase Agreement, dated as of April 21, 2020, between the Registrant and the purchaser thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 24, 2020 (File no. 001-37941))
10.15	Form of Letter Agreement, dated as of October 23, 2020, between the Registrant and the purchaser party thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on October 27, 2020 (File no. 001-37941))
10.16	Form of Securities Purchase Agreement, dated as of January 27, 2021 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 2, 2021 (File No. 001-37941))
10.17	Form of Registration Rights Agreement, dated as of January 27, 2021 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 2, 2021 (File No. 001-37941))
10.18	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.18 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on November 15, 2022, Exhibit 10.18 (File no. 333-267991))
10.19+	SenesTech, Inc. 2018 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.28 to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 27, 2023 (File no. 001-37941))
10.19(a)+	Form of SenesTech, Inc. Stock Option Grant Notice and Option Agreement (incorporated by reference to Exhibit 10.23A to the Registrant’s Current Report on Form 8-K, filed with the SEC on October 14, 2022 (File no. 001-37941))
10.19(b)+	Form of SenesTech, Inc. Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.23B to the Registrant’s Current Report on Form 8-K, filed with the SEC on October 14, 2022 (File no. 001-37941))
10.20	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 23, 2021 (File no. 001-37941))
10.21+	Employment Offer Letter by and between the Registrant and Nicole Williams dated May 1, 2021 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on January 5, 2022 (File no. 001-37941))
10.22+	Employment Letter Agreement between SenesTech, Inc. and Joel Freundt dated November 9, 2022 (incorporated by reference to Exhibit 10.24 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 14, 2022 (File no. 001-37941))
10.23+	Separation Agreement, by and between SenesTech, Inc. and Kenneth Siegel, dated December 29, 2022 (incorporated by reference to Exhibit 10.25 to the Registrant’s Current Report on Form 8-K, filed with the SEC on January 5, 2023 (File no. 001-37941))
10.24	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.26 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 12, 2023 (File no. 001-37941))

Exhibit Number	Description
10.25+	Separation Agreement, by and between the Registrant and Nicole Williams, dated April 21, 2023 (incorporated by reference to Exhibit 10.27 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 24, 2023 (File no. 001-37941))
10.26	Form of Inducement Letter, dated August 21, 2023 (incorporated by reference to Exhibit 10.29 to the Registrant’s Current Report on Form 8-K, filed with the SEC on August 22, 2023 (File no. 001-37941))
10.27†	Form of Securities Purchase Agreement
21.1	List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 29, 2022 (File no. 001-37942))
23.1*	Consent of M&K CPAS, PLLC, independent registered public accounting firm
23.2†	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1)
24.1†	Power of Attorney
107†	Filing Fee Table

*	Filed herewith.
†	Previously filed.

+	Indicates a management contract or compensatory plan.

(b)	Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) For purposes of determining any liability under the Securities Act:

(i)	The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 27th day of November, 2023.

SENESTECH, INC.

By:	/s/ Joel L. Fruendt
Joel L. Fruendt
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joel L. Fruendt	President, Chief Executive Officer and Director	November 27, 2023
Joel L. Fruendt	(Principal Executive Officer)

/s/ Thomas C. Chesterman	Executive Vice President, Chief Financial Officer,	November 27, 2023
Thomas C. Chesterman	Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)

*	Chair of the Board	November 27, 2023
Jamie Bechtel

*	Director	November 27, 2023
Delphine François Chiavarini

*	Director	November 27, 2023
Phil Grandinetti

*	Director	November 27, 2023
Jake Leach

*	Director	November 27, 2023
Matthew K. Szot

* By:	/s/ Thomas C. Chesterman
Thomas C. Chesterman
Attorney-in-Fact